Exhibit 10.6

POOLING AGREEMENT No. 2

THIS POOLING AGREEMENT No. 2 (this “Agreement”) is made as of June 29, 2016 with an effective date of July 1, 2016 (the “Effective Date”), by and among FVE Managers, Inc. (“Manager”) and the parties listed on Schedule A (each a “TRS” and collectively, “TRSes”).

RECITALS:

Each TRS has entered into a Management Agreement with Manager (each a “Management Agreement” and collectively, the “Management Agreements”) with respect to each senior living facility set forth for such TRS on Schedule B (each a “Facility” and collectively, the “Facilities”), which Management Agreements are listed on Schedule C.

The parties desire that the working capital of each of the Facilities and all revenues from operation of each of the Facilities be pooled for purposes of paying the aggregate operating expenses of the Facilities, and fees and other amounts due to Manager and TRSes and to modify the amount of such fees and other amounts due to Manager and TRSes as set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I
DEFINED TERMS

1.01.                     Definitions.  Capitalized terms used, but not otherwise defined in this Agreement shall have the meanings given to such terms in the Management Agreements.  The following capitalized terms as used in this Agreement shall have the meanings set forth below:

“Additional Facility” is defined in Section 7.01.

“Additional Management Agreement” is defined in Section 7.01.

“Additional TRS” is defined in Section 7.01.

“Aggregate Annual Statement” means the Aggregate Monthly Statement for the month of December in each calendar year.

“Aggregate Base Fee” means for any period, an amount equal to three percent (3%) of the Aggregate Gross Revenues for such period.

“Aggregate Facility Expenses” means for any period, the sum of Facility Expenses of the Facilities for such period.

“Aggregate Gross Revenues” means for any period the sum of Gross Revenues of the Facilities for such period.

“Aggregate Invested Capital” means the sum of the Invested Capital for each of the Facilities at the time of determination.

“Aggregate Monthly Statement” is defined in Section 4.01(a).

“Aggregate Net Operating Income” means for any period an amount equal to Aggregate Gross Revenues for such period less Aggregate Facility Expenses for such period.

“Aggregate TRS Priority Return” means an annual amount equal to eight percent (8%) of Aggregate Invested Capital.

“Agreement” is defined in the Preamble.

“Construction Supervision Fee” means an amount equal to three percent (3%) of the amount funded by a TRS for Capital Replacements which such TRS is required to fund pursuant to Section 3.03 of its Management Agreement with Manager less the amount of any construction supervision (or similar) fees paid to any third party in connection with such Capital Replacements which are funded by such TRS.

“Effective Date” is defined in the Preamble.

“Facility” and “Facilities” is defined in the Recitals and such terms shall include any Additional Facility(ies).

“Management Agreement” and “Management Agreements” is defined in the Recitals.

“Manager” is defined in the Preamble.

“Manager Shortfall Advance” is defined in Section 5.01.

“Non-Economic Facilities” is defined in Section 5.02.

“Other Requirement” is defined in Section 9.01.

“Priority Return Shortfall” is defined in Section 5.01.

“Transaction Agreement” is defined in Section 9.04.

“TRS” is defined in the Preamble.

ARTICLE II
GENERAL

2.01.                     Pooling of Working Capital and Gross Revenues.  The parties agree that so long as a Facility is subject to this Agreement, all Working Capital and all Gross Revenues of such Facility shall be pooled pursuant to this Agreement and disbursed to pay all Aggregate Facility Expenses, fees and other amounts due Manager and TRSes (not including amounts due pursuant to Section 15.05 of the Management Agreements) with respect to the Facilities and that the corresponding provisions of each Management Agreement shall be superseded as provided in

Section 3.03.  The parties further agree that if Manager gives a notice of non-renewal of the Term of any Management Agreement, it shall be deemed to be a notice of non-renewal of the Terms of all the Management Agreements.

2.02.                     Construction Supervision Fee.  In consideration of Manager’s management of Capital Replacements, each TRS shall pay Manager a Construction Supervision Fee for any Capital Replacements required to be made or approved by a TRS.  Manager shall include the Construction Supervision Fee in the budget for the Capital Replacement for approval by the TRS.  The Construction Supervision Fee will be paid monthly in arrears based on Capital Replacements made in such month.

ARTICLE III
PRIORITIES FOR DISTRIBUTION OF AGGREGATE GROSS REVENUES

3.01.                     Priorities for Distribution of Aggregate Gross Revenues.  Aggregate Gross Revenues shall be distributed in the following order of priority:

(1)                                 First, to pay Aggregate Facility Expenses (which shall not include the Aggregate Base Fee).

(2)                                 Second, to Manager, to pay the Aggregate Base Fee and any interest that may have accrued pursuant to Section 3.02.

(3)                                 Third, to TRSes, in an amount equal to the Aggregate TRS Priority Return.

(4)                                 Fourth, to Manager, to reimburse it for payment of any Manager Shortfall Advance, plus applicable interest calculated at the Interest Rate, subject to Section 5.01.

(5)                                 Fifth, of the balance, thirty-five percent (35%) to Manager and sixty-five percent (65%) to TRSes.

3.02.                     Timing of Payments.  Payment of the Aggregate Facility Expenses, excluding the Aggregate Base Fee, shall be made in the ordinary course of business.  The Aggregate Base Fee and accrued interest, if any, shall be paid on the first Business Day of each calendar month, in advance, based upon Manager’s then estimate of the prior month’s Aggregate Gross Revenues.  The Aggregate TRS Priority Return and accrued interest, if any, shall be paid on the first Business Day of each calendar month, in advance in approximately equal monthly installments, based upon Aggregate Invested Capital most recently reported to Manager by TRSes.  The Aggregate Base Fee and Aggregate TRS Priority Return shall be subject to adjustment by increasing or decreasing the payment due in the following month based upon Aggregate Gross Revenues reflected in the Aggregate Monthly Financial Statements and increases or decreases in Aggregate Invested Capital reported to Manager by TRSes, as the case may be.  If the Aggregate Base Fee is not paid in full for any calendar year, the unpaid amount shall bear interest at the Interest Rate and such unpaid amount and accrued interest shall continue to be payable pursuant to clause (2) of Section 3.01 in subsequent years until paid in full.  If the Aggregate TRS Priority Return is not paid in full for any calendar year, the unpaid amount shall not continue to be payable pursuant to clause (3) of Section 3.01 in subsequent years, but shall continue to be due and bear interest at the Interest Rate for the purposes of Section 5.01.  Amounts payable pursuant to clause (5) of Section 3.01 shall be paid on the last Business Day of the January following the end of each calendar year, in arrears, and shall be based upon the Aggregate Annual Statement for such calendar year.  Additional adjustments to all payments will be made on an annual basis based upon any audits conducted pursuant to Section 6.03 of the Management Agreements.  The Aggregate TRS Priority Return and payments to TRSes pursuant to clause (5) of Section 3.01 shall be allocated among TRSes as TRSes shall determine in their sole discretion, and Manager shall have no responsibility or liability in connection therewith.

3.03.                     Relationship with Management Agreements.  For as long as this Agreement is in effect with respect to a Facility, the provisions of Section 3.01 and 3.02 shall supersede Sections 5.01 and 5.02 of the Management Agreement then in effect for such Facility, and fees payable to Manager pursuant Sections 3.01 and 3.02 shall be in lieu of the fees payable under the first sentence of Section 3.01 of the Management Agreements.

ARTICLE IV
FINANCIAL STATEMENTS

4.01.                     Pooling Agreement Financial Statements.  Manager shall prepare and deliver the following financial statements to TRSes:

(a)                            not later than ten (10) Business Days after the end of each calendar month, a consolidated balance sheet and related statement of income and expense of all of the Facilities for such calendar month and for the then current calendar year to date, certified by Manager’s Controller on a monthly basis and by Manager’s Chief Financial Officer on a quarterly basis as being true and correct to the best of his/her knowledge (“Aggregate Monthly Statement”).

(b)                            Manager shall also prepare and deliver such other statements or reports as any TRS may, from time to time, reasonably request.

4.02.                     Management Agreement Financial Statements.  The financial statements delivered pursuant to this Article IV are in addition to any financial statements required to be prepared and delivered pursuant to the Management Agreements.

ARTICLE V
SHORTFALL; NON-ECONOMIC FACILITIES

5.01.                     Shortfall.  If in any of three (3) consecutive calendar years (commencing with calendar year 2016) the Aggregate TRS Priority Return has not been paid in full (the aggregate amount of such shortfall, the “Priority Return Shortfall”), by notice given within sixty (60) days after receipt of the Aggregate Annual Statement for such third (3rd) year, TRSes may terminate all, but not less than all, of the Management Agreements identified on Schedule C.  Prior to exercising the right to terminate, TRSes shall give Manager notice and if within ten (10) days thereafter, Manager funds the Priority Return Shortfall together with interest accrued thereon at the Interest Rate (a “Manager Shortfall Advance”), TRSes shall not exercise the right to terminate, provided Manager may not exercise its right to fund the Priority Return Shortfall more frequently than once every four (4) years.  Manager may recover any amounts paid by it as a

Manager Shortfall Advance as provided in Section 3.01, provided that amounts not recovered during the four (4) calendar years following the year in which payment of a Manager Shortfall Advance was made shall be deemed waived and shall not be payable in any subsequent year.  For the purposes of this Section 5.01, any payments of TRS Priority Return with respect to a Facility under a Management Agreement and (but without duplication) of “Aggregate TRS Priority Return” allocated to a Facility under (and as defined in) a prior pooling agreement, in either case, made during calendar year 2016 prior to the Effective Date, will be taken into account in determining whether the Aggregate TRS Priority Return has been paid in full for calendar year 2016.

5.02.                     Non-Economic Facilities.  If the Gross Revenues of any Facility are insufficient to pay all Facility Expenses and the Base Fee for such Facility in full during each of two (2) consecutive calendar years (commencing with calendar year 2016), Manager shall be entitled, upon thirty (30) days notice to the relevant TRS, to designate such Facility as a “Non-Economic Facility.”  Notwithstanding the foregoing, Manager shall not be entitled, without the relevant Owner’s consent, to designate a Facility for which Invested Capital exceeds twenty percent (20%) of Aggregate Invested Capital as a Non-Economic Facility, nor shall Manager be entitled to designate a Facility as a Non-Economic Facility at any time that there are less than six (6) Facilities subject to this Agreement.  For purposes of this Section 5.02 only, Aggregate Invested Capital shall be determined without giving effect to the termination of the Management Agreement for a Non-Economic Facility and without reduction for proceeds from the sale, or deemed sale, of any Non-Economic Facility.  Manager may request an increase in the foregoing twenty percent (20%) threshold at any time, which the relevant Owner may accept or reject in its sole discretion.  For the purposes of this Section 5.02, any payment of Facility Expenses and Base Fees with respect to a Facility under a Management Agreement and (but without duplication) of Aggregate Facility Expenses and Aggregate Base Fees allocated to a Facility under (and as defined in) a prior pooling agreement, in either case, made during calendar year 2016 prior to the Effective Date, will be taken into account in determining whether the Gross Revenues of any Facility have been insufficient to pay all Facility Expenses and the Base Fee for such Facility in full for calendar year 2016.

Manager shall market a Facility designated as a Non-Economic Facility for sale and any costs incurred by Manager in connection with such marketing activities and the sale of such Facility shall be paid out of the net proceeds of such sale.  The relevant TRS and Owner shall cooperate with Manager in compiling any relevant information, preparing marketing materials and otherwise in connection with the sale of a Non-Economic Facility.

5.03.                     Sale Process.  If a Non-Economic Facility is marketed for sale in accordance with Section 5.02 and Manager receives an offer therefor which it wishes to accept on behalf of the relevant TRS and Owner, Manager shall give the relevant TRS prompt notice thereof, which notice shall include a copy of the offer and any other information reasonably requested by such TRS.  If the relevant TRS, on behalf of the relevant Owner, shall fail to accept or reject such offer within seven (7) Business Days after receipt of such notice and other information from Manager, such offer shall be deemed to be accepted.  If the offer is rejected by the relevant TRS on behalf of the relevant Owner, and if Manager elects to continue marketing the Non-Economic Facility by providing written notice to the relevant TRS within seven (7) days of such rejection and Manager does not obtain another offer within ninety (90) days that is accepted by the relevant TRS, the Non-Economic Facility shall be deemed to have been sold to the relevant TRS on the date, at the price and on such other terms contained in the offer.  If a Non-Economic Facility is sold to a third party or deemed to have been sold to the relevant Owner pursuant to such offer, effective as of the date of sale or deemed sale: (i) the Management Agreement shall terminate with respect to such Non-Economic Facility; (ii) Aggregate Invested Capital shall be reduced by an amount equal to the net proceeds of sale after reduction for the costs and expenses of the relevant TRS, the relevant Owner and/or Manager (or, in the case of a deemed sale, the net proceeds of sale determined by reference to such offer, after reduction for any amounts actually expended and any amounts which would reasonably have been expected to have been expended if the sale had been consummated by the relevant TRS, the relevant Owner and/or Manager).  If the reduction in Aggregate Invested Capital is less than the Invested Capital of the Non-Economic Facility sold or deemed to have been sold, the difference shall be proportionately reallocated to the Invested Capital of the remaining Facilities.

ARTICLE VI
ACCOUNTS

All Working Capital and Gross Revenues of each of the Facilities may be pooled and deposited in one or more bank accounts in the name(s) of TRSes designated by Manager, which accounts may be commingled with accounts containing other funds owned by or managed by Manager.  Manager shall be authorized to access the accounts without the approval of TRSes, subject to any limitation on the maximum amount of any check, if any, established between Manager and TRSes as part of the Annual Operating Budgets.  One or more TRSes shall be a signatory on all accounts maintained with respect to the Facilities, and TRSes shall have the right to require that one or more TRS signatures be required on all checks/withdrawals after the occurrence of an Event of Default by Manager under this Agreement.  Each TRS shall provide such instructions to the applicable bank(s) as are necessary to permit Manager to implement Manager’s rights and obligations under this Agreement.  The failure of any TRS to provide such instructions shall relieve Manager of its obligations hereunder until such time as such failure is cured.

ARTICLE VII
ADDITION AND REMOVAL OF FACILITIES

7.01.                     Addition of Facilities.  At any time and from time to time, any TRS or any Affiliate of a TRS (an “Additional TRS”) which enters into a management agreement with Manager (an “Additional Management Agreement”) for the operation of an additional senior living facility (an “Additional Facility”), may, with the consent of Manager and TRSes become a party to this Agreement with respect to such Additional Facility by signing an accession agreement confirming the applicability of this Agreement to such Additional Facility.  If an Additional Facility is made subject to this Agreement other than on the first day of a calendar month, the parties shall include such prorated amounts of the Gross Revenues and Facility Expenses (and such other amounts as may be necessary) applicable to such Additional Facility for such calendar month, as mutually agreed in their reasonable judgment, in the calculation of Aggregate Gross Revenues and Aggregate Facility Expenses (and such other amounts as may be necessary) for the calendar month in which the Additional Facility became subject to this Agreement, and shall make any other prorations, adjustments, allocations and changes as may be required.  Except as set forth in this Section 7.01, the Gross Revenues and Facility Expenses of the Additional Facility earned or incurred prior to the date that an Additional Facility was made subject to this Agreement will be excluded from Aggregate Gross Revenues and Aggregate Facility Expenses unless otherwise agreed by TRSes and Manager.  Additionally, any amounts held as Working Capital or for Capital Replacements at such Additional Facility shall be held by Manager under this Agreement.

7.02.                     Removal of Facilities.  From and after the date of termination of any Management Agreement, the applicable Facility shall no longer be subject to this Agreement.  If the termination occurs on a day other than the last day of a calendar month, the parties shall exclude such prorated amounts of the Gross Revenues and Facility Expenses (and such other amounts as may be necessary) applicable to such Facility for such calendar month, as mutually agreed in their reasonable judgment, in the calculation of Aggregate Gross Revenues and Aggregate Facility Expenses (and such other amounts as may be necessary) for the calendar month in which the termination occurred.  Additionally, the relevant TRS and Manager, both acting reasonably, shall mutually agree to the portion of Working Capital and Aggregate Gross Revenues and any amounts being held by Manager for Capital Replacements allocable to the Facility being removed from this Agreement and the amount of Working Capital, Aggregate Gross Revenues and amounts being held by Manager for Capital Replacements, if any, so allocated shall be remitted to the relevant TRS and the relevant TRS and Manager shall make any other prorations, adjustments, allocations and changes as may be required.

ARTICLE VIII
TERM AND TERMINATION

8.01.                     Term.

(a)                            The Term of each Management Agreement shall end on December 31, 2031.

(b)                            This Agreement shall continue and remain in effect indefinitely unless terminated pursuant to Section 8.02.

8.02.                     Termination.

This Agreement may be terminated as follows:

(a)                            By the mutual consent of Manager and TRSes.

(b)                            Automatically, if all Management Agreements terminate or expire for any reason.

(c)                             By Manager, if any or all TRSes do not cure a material breach of this Agreement by any TRS or Owner within thirty (30) days of written notice of such breach from Manager, and if such breach is not cured, it shall be an Event of Default under the Management Agreements.

(d)                            By TRSes, if Manager does not cure a material breach of this Agreement by Manager within thirty (30) days of written notice of such breach from any TRS.

8.03.                     Effect of Termination.  Upon the termination of this Agreement, except as otherwise provided in Section 12.02(i) or 14.04 of the Management Agreements, Manager shall be compensated for its services only through the date of termination and all amounts remaining in any accounts maintained by Manager pursuant to Article VI, after payment of such amounts as may be due to Manager hereunder, shall be distributed to TRSes.  Notwithstanding the foregoing, upon the termination of any Management Agreement, pooled funds shall be allocated as described in Section 7.02.

8.04.                     Survival.  The following Sections of this Agreement shall survive the termination of this Agreement:  8.03 and Article IX.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.01.                     Conflicts with Loan Documentation.  The terms and conditions of this Agreement are subject to the requirements set forth in any Mortgage or other loan documentation applicable to any Facility and to applicable law (collectively, “Other Requirements”).  To the extent there is any conflict between the terms and conditions of this Agreement and any Other Requirements, the provisions of the Other Requirements shall control with respect to the applicable Facility and Management Agreement and neither Manager nor any TRS or Owner shall take, or be required to take as a result of this Agreement, any action that would cause Manager or the relevant TRS or Owner to be in breach of such Other Requirement.  TRS will provide Manager with notice of any loan documents applicable to a Facility, which notice will be given prior to such loan documents becoming applicable to the extent practicable.

9.02.                     Adjustments and Contributions.  If, as a result of an Other Requirement, any Gross Revenues of a Facility are not available to held and applied as contemplated by Sections 3.01 and 3.02 of this Agreement: (i) the Gross Revenues and Facility Expenses of, and the Invested Capital related to, such Facility shall nonetheless be taken into account in determining the amounts required to be paid pursuant to Sections 3.01 and 3.02; (ii) any payments by or to a TRS pursuant to the Management Agreement related to such Facility shall offset any payments required to be made pursuant to Sections 3.01 and 3.02; and (iii) any direct or indirect parent of such TRS shall permit distributions of Gross Revenues of such Facility received by it to be held and applied as Gross Revenues under this Agreement.  Any distributions so provided by a direct or indirect parent shall be accounted for between such parent and TRSes as determined by them.  Notwithstanding the foregoing, in no event shall the fees paid to Manager and the TRSes pursuant to this Agreement and the Management Agreements exceed in the aggregate the amounts required to be paid pursuant to this Agreement.

9.03.                     Notices.  All notices, demands, consents, approvals, and requests given by any party to another party hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, upon confirmation of receipt when transmitted by facsimile transmission, or on the next business day if transmitted by nationally recognized overnight courier, to the parties at the following addresses:

To TRS:

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458-1634

Attn:  David J. Hegarty

Telephone: (617) 796-8104

Facsimile: (617) 796-8349

To Manager:

FVE Managers, Inc.

400 Centre Street

Newton, Massachusetts 02458

Attn:  Bruce J. Mackey

Telephone: (617) 796-8214

Facsimile: (617) 796-8243

9.04.                     Applicable Law; Arbitration.  This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the Commonwealth of Massachusetts, with regard to its “choice of law” rules.  Any “Dispute” (as such term is defined in the that certain Transaction Agreement dated June 29, 2016 by and between Senior Housing Properties Trust and Five Star Quality Care, Inc. (the “Transaction Agreement”)) under this Agreement shall be resolved through final and binding arbitration conducted in accordance with the procedures and with the effect of, arbitration as provided for in the Transaction Agreement.

9.05.                     Severability.  If any term or provision of this Agreement or the application thereof in any circumstance is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

9.06.                     Gender and Number.  Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

9.07.                     Headings and Interpretation.  The descriptive headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  References to “Section” in this Agreement shall be a reference to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by “without limitation.” The words “hereof,” “herein,” “hereby,” and “hereunder,” when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision unless otherwise indicated.  The word “or” shall not be exclusive.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting.

9.08.                     Confidentiality of Information.  Any information exchanged between Manager and any TRS pursuant to the terms and conditions of this Agreement shall be subject to Sections 17.06 or 17.07 of the applicable Management Agreement and the Business Associate Agreement entered into between Manager and each TRS.

9.09.                     Assignment.  Neither Manager nor any TRS may assign its rights and obligations under this Agreement to any Person without the prior written consent of the other parties.

9.10.                     Entire Agreement; Construction; Amendment.  With respect to the subject matter hereof, this Agreement supersedes all previous contracts and understandings between the parties and constitutes the entire Agreement between the parties with respect to the subject matter hereof.  Accordingly, except as otherwise expressly provided herein, in the event of any conflict between the provisions of this Agreement and the Management Agreements, the provisions of this Agreement shall control, and the provisions of the Management Agreements are deemed amended and modified, in each case as required to give effect to the intent of the parties in this Agreement.  All other terms and conditions of the Management Agreements shall remain in full force and effect; provided that, to the extent that compliance with this Agreement shall cause a default, breach or other violation of the Management Agreement by one party, the other party waives any right of termination, indemnity, arbitration or otherwise under the applicable Management Agreement related to such specific default, breach or other violations, to the extent caused by compliance with this Agreement.  This Agreement may not be modified, altered or amended in any manner except by an amendment in writing, duly executed by the parties hereto.

9.11.                     Third Party Beneficiaries.  The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, heirs, legal representatives or permitted assigns of each of the parties hereto, and, except for Owners, which are intended third party beneficiaries, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

[Signatures page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with the intention of creating an instrument under seal.

FVE MANAGERS, INC.

By:	/s/ Richard A. Doyle
Richard A. Doyle
Treasurer and Chief Financial Officer

SNH SE BURLINGTON TENANT LLC

By:	/s/ Richard W. Siedel, Jr.
Richard W. Siedel, Jr.
President

SNH SE HABERSHAM SAVANNAH TENANT LLC

By:	/s/ Richard W. Siedel, Jr.
Richard W. Siedel, Jr.
President

SNH SE HOLLY HILL TENANT LLC

By:	/s/ Richard W. Siedel, Jr.
Richard W. Siedel, Jr.
President

SNH SE MOORESVILLE TENANT LLC

By:	/s/ Richard W. Siedel, Jr.
Richard W. Siedel, Jr.
President

[Signature Page to Pooling Agreement No. 2]

SNH SE N. MYRTLE BEACH TENANT LLC

By:	/s/ Richard W. Siedel, Jr.
Richard W. Siedel, Jr.
President

SNH SE TENANT TRS, INC.

By:	/s/ Richard W. Siedel, Jr.
Richard W. Siedel, Jr.
President

[Signature Page to Pooling Agreement No. 2]

Schedule A

TRSes

SNH SE Burlington Tenant LLC

SNH SE Habersham Savannah Tenant LLC

SNH SE Holly Hill Tenant LLC

SNH SE Mooresville Tenant LLC

SNH SE N. Myrtle Beach Tenant LLC

SNH SE Tenant TRS, Inc.

Schedule B

Facilities

SNH SE Burlington Tenant LLC

Home Place of Burlington

118 Alamance Road

Burlington, NC  27215

SNH SE Habersham Savannah Tenant LLC

Habersham House

5200 Habersham Street

Savannah, GA  31405

SNH SE Holly Hill Tenant LLC

Riviera

1825 Ridgewood Avenue

Holly Hill, FL  32117

SNH SE Mooresville Tenant LLC

Summit Place of Mooresville

128 Brawley School Road

Mooresville, NC  28117

SNH SE N. Myrtle Beach Tenant LLC

Summit Place of North Myrtle Beach

491 Highway 17

Little River, SC  29566

SNH SE Tenant TRS, Inc.

Lexington Manor

20480 Veterans Boulevard

Port Charlotte, FL  33954

Seasons by Riviera

515 Tomoka Avenue

Ormond Beach, FL  32174

Schedule C

Management Agreements

1.              Management Agreement dated as of May 12, 2011 between FVE Managers, Inc. and SNH SE Burlington Tenant LLC (Home Place of Burlington).

2.              Management Agreement dated as of May 12, 2011 between FVE Managers, Inc. and SNH SE Habersham Savannah Tenant LLC (Habersham House).

3.              Management Agreement dated as of May 12, 2011 between FVE Managers, Inc. and SNH SE Holly Hill Tenant LLC (Riviera).

4.              Management Agreement dated as of May 12, 2011 between FVE Managers, Inc. and SNH SE Mooresville Tenant LLC (Summit Place of Mooresville).

5.              Management Agreement dated as of May 12, 2011 between FVE Managers, Inc. and SNH SE N. Myrtle Beach Tenant LLC (Summit Place of North Myrtle Beach).

6.              Management Agreement dated as of May 12, 2011 between FVE Managers, Inc. and SNH SE Tenant TRS, Inc. (Lexington Manor).

7.              Management Agreement dated as of May 12, 2011 between FVE Managers, Inc. and SNH SE Tenant TRS, Inc. (Seasons by Riviera).